EXHIBIT 99.1
PRESS RELEASE
LIBERTY GLOBAL REPORTS THIRD QUARTER 2011 RESULTS
Record Q3 Subscriber Additions
2011 Guidance Targets Confirmed
Completed $1 Billion Equity Repurchase Target

Englewood, Colorado – November 2, 2011: Liberty Global, Inc. (“Liberty Global,” “LGI,” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK), today announces financial and operating results for the third quarter (“Q3”) ended September 30, 2011. Highlights for the quarter compared to the same period for 2010 (unless noted), include:1

•	Organic RGU[2] additions increased 96% to 327,000

•	Revenue of $2.61 billion, representing rebased[3] growth of 4% (YTD growth of 4%)

•	Operating Cash Flow (“OCF”)[4] of $1.23 billion, reflecting rebased growth of 2% (YTD growth of 5%)

•	Operating income increased 17% to $522 million

•	Adjusted Free Cash Flow (“Adjusted FCF”) of $61 million, up 36%[5]

Liberty Global's President and CEO Mike Fries said, “Our third quarter results highlight the increasing traction of our triple-play offers which were instrumental in delivering our best Q3 subscriber growth in history. Given the current environment, we continue to be impressed with our European operations, which produced approximately 90% of our Q3 net additions. With the fastest broadband speeds available and a stronger price-value relationship than our DSL-based competition, we are clearly gaining share in key markets.”
“As a result, we achieved rebased top-line growth of 4% for the first nine months of 2011, and rebased OCF growth of 5% for that period. Our year-to-date OCF result includes rebased growth of 2% for Q3, which was tempered in part by the significant increase in subscribers for the period which resulted in higher marketing and customer acquisition costs. Our OCF margin reached 46.7% for the nine months, reflecting our commitment to operational efficiency. Meanwhile, our YTD Adjusted Free Cash Flow increased 15% to $491 million, in-line with our full year guidance for mid-teens growth.”
“Building scale in Europe is a key strategic goal for us, and we recently completed the acquisition of Poland's fourth largest cable operator. Additionally, we expect the regulatory decisions on the sale of Austar in Australia and the acquisition of KBW in Germany to be finalized by November 30 and December 15 of this year, respectively.”
“On the technology front, we're on track to launch our Horizon platform in the Netherlands early next year, and believe it has the potential to differentiate our digital video services much in the way that DOCSIS 3.0 improved our competitive advantage for broadband within our markets. Our Horizon platform, with a simple and intuitive 3D-rendered interface and a powerful search and recommendation engine, will provide an elegant media and entertainment platform, seamlessly integrating cable, web-based and personal content. Our consumers will be able to easily navigate, share and view content on multiple screens and devices wirelessly throughout the home.”
“Importantly, our balance sheet is in great shape and we continue to have access to the capital markets. We've been very active in opportunistically extending our debt maturities, as nearly 90% of our total debt is now due in 2016 and beyond. Just last week, we raised $500 million of new bank debt maturing in 2017, which further improves our maturity profile. In addition, during Q3 we repurchased over $435 million of equity. We reached our $1 billion target 6 for 2011 in October and we continue buying stock on the open market.”

Subscriber Statistics

At September 30, 2011, we provided a total of 29.3 million services, consisting of 16.9 million video, 7.2 million broadband internet and 5.2 million telephony RGUs, to our 17.9 million unique customers. During the third quarter, we increased our RGU base by 947,000 subscriptions, which resulted from the inclusion of 619,000 RGUs from acquisitions, including Aster in Poland, and our best third quarter ever in terms of organic net additions.
For the three and nine months ended September 30, 2011, we generated organic RGU additions of 327,000 and 813,000, respectively, reflecting 96% and 51% increases over the respective 2010 periods. On a regional basis, 91% of our third-quarter additions were generated in Europe, as we more than doubled our subscriber additions compared to Q3 last year, with our operations in Western Europe7 and Central and Eastern European (“CEE”), adding more than 70,000 RGUs each in Q3 2011, as compared to Q3 2010. Of particular note, our German, Swiss and Dutch operations led our strong year-over-year improvement in Western Europe, while our Romanian, Hungarian and Polish operations helped CEE deliver its best quarter of 2011. Outside Europe, Q3 subscriber additions at our Chilean business (“VTR”), were nearly four times Q3 2010 results, as VTR reduced product churn and benefited from its “3.0” broadband speeds.
We attribute this momentum in subscriber growth to the success of our compelling triple-play offers, which provide the foundation for our fall selling season. We ended the third quarter with 39% of our customers subscribing to bundled services, with 24% of our customers taking a full triple-play package. Including acquisitions, our triple-play customer base has grown by 691,000 customers or 19% in just the last twelve months.
Our superior broadband products continue to provide us with a speed advantage that has allowed us to gain market share in key countries such as Germany and the Netherlands. For the three and nine months ended Q3 2011, we added 192,000 and 535,000 broadband RGUs, respectively, reflecting growth of 31% and 15% over prior-year periods. In our voice business, we added 193,000 and 504,000 telephony RGUs during the three and nine months ended September 30, 2011, representing net add improvements of 76% and 30%, respectively, over the corresponding 2010 periods. For both broadband and voice, these RGU additions translate to record volume for both the three-month and nine-month periods.
For the three and nine months ended September 30, 2011, our video losses of 58,000 and 226,000, represented improvements of 35% and 28%, respectively, as compared to the prior-year periods. These results reflect improved analog losses, as well as sustained growth of digital cable and direct-to-home ("DTH") RGUs. Over the three and nine months ended September 30, 2011, we added 234,000 and 739,000 digital cable subscribers, driven by strong demand for our HD and DVR services. With only 49% digital penetration8, we continue to see a considerable digital growth opportunity with respect to the upgrade potential of our 7.9 million analog subscriber base.
Revenue

We reported consolidated revenue of $2.61 billion and $7.66 billion for the three and nine months ended September 30, 2011, respectively, reflecting year-over-year growth of 16% for both periods. This growth was driven by a combination of favorable foreign currency movements (“FX”), organic growth and acquisitions. Organic revenue growth was principally due to increases in digital video, broadband and telephony RGUs, of which we have added 2.6 million organically in the last twelve months. As a result of our bundling success, we realized, on a FX-neutral basis, consolidated ARPU per customer9 growth in the third quarter of 5% as compared to Q3 2010.

Adjusting for both the impact of currency movements and acquisitions, we realized rebased revenue growth of 4% for both the three and nine-month 2011 periods. Our European operations achieved year-over-year growth of 4% in Q3, with Western Europe and CEE accounting for rebased revenue growth of 5% and 2%, respectively. Our fastest growing countries in Q3 were Ireland, Poland and Germany, which delivered rebased growth of 12%, 9% and 8%, respectively. Beyond Europe, our Chilean and Australian operations posted quarterly rebased revenue growth of 4% and 1%, respectively, as compared to the prior year period.

Operating Cash Flow

For the three and nine months ended September 30, 2011, our OCF grew 14% year-over-year to $1.23 billion and 18% to $3.58 billion, respectively. On a rebased basis, we achieved growth of 2% for the three-month 2011 period and 5% for the nine-month 2011 period. Overall, our Western European and CEE operations delivered rebased OCF growth in the quarter of 4% and 5%, respectively, with CEE achieving its best result in over two years. Our third quarter growth in Western Europe was driven by our third consecutive quarter of more than 20% rebased OCF growth in Ireland, and by 7% rebased growth in both our German and Dutch operations. Outside of Europe, our Australian operation achieved its best quarterly result of 2011 to-date with 7% rebased growth, while our Chilean operation reported a decrease in rebased OCF growth of 7% on a consolidated basis, as we incurred approximately $5 million of incremental costs associated with our 4G wireless project in the quarter.

In addition to the impact of our 4G project in Chile, our Q3 2011 rebased OCF growth rate was also negatively impacted by $10 million of costs incurred in connection with the football (soccer) rights that were recently acquired by our Belgian operation and by a year-over-year rebased increase of over $20 million in customer acquisition and marketing costs in support of our strong third quarter subscriber gains. Adjusting for these three factors, our rebased OCF growth would have been meaningfully higher in the quarter.

We reported consolidated OCF margins10 of 47.2% and 46.7% for the three and nine months ended September 30, 2011, which compares to OCF margins of 48.0% and 46.1% for the corresponding prior year periods. Given the higher costs outlined above, as well as the adverse impact of the Hungarian Tax11 in 2011 versus 2010, we continue to experience operating leverage in our core triple-play business.

Operating Income

Our reported operating income grew 17% to $522 million and 51% to $1.6 billion for the three and nine months ended September 30, 2011, respectively, as compared to the corresponding prior year 2010 periods. The increase for both periods was driven by higher revenue, due in part to the favorable impacts of foreign currency translation, and the operational leverage of our business, as the percentage of our revenue represented by our total operating costs and expenses remained relatively constant during the three-month period and declined during the nine-month period. The decline during the nine-month period is due in part to a pre-tax gain of $115 million that was recognized in connection with Austar’s sale of its spectrum licenses during the first quarter of 2011.

Net Earnings Attributable to LGI Stockholders

We reported a net loss attributable to LGI stockholders (“Net Loss”) of $333 million or $1.18 per diluted share for the three months ended September 30, 2011, as compared to net earnings attributable to LGI stockholders (“Net Earnings”) of $279 million or $0.99 per diluted share for the three months ended September 30, 2010. The year-over-year decrease in earnings of $612 million was due primarily to an increase in our foreign currency transaction losses that was only partially offset by an increase in gains associated with our derivative instruments.  The net negative impact of these items was partially offset by the improvements in our operating income mentioned above.

On a year-to-date basis, we reported a Net Loss of $338 million or $1.30 per diluted share for the nine months ended September 30, 2011, versus Net Earnings of $331 million or $1.29 per diluted share for the corresponding 2010 period. Our 2010 results were helped by a $1.4 billion gain from the disposal of discontinued operations.

Our diluted per share calculations utilized weighted average common shares of 282 million and 292 million for the three months ended September 30, 2011 and 2010, respectively. At October 28, 2011, we had 276 million shares outstanding, reflecting a decline of 9 million shares from July 28, 2011.

Capital Expenditures and Free Cash Flow

For the quarter ended September 30, 2011, we reported capital expenditures of $474 million or 18% of revenue, as compared to $458 million or 20% of revenue for the respective 2010 period. The decline on a year-over-year basis in our capital expenditures as a percentage of revenue was helped by vendor financing arrangements and lower rebuild and upgrade expenditures. For the 2011 and 2010 nine-month periods, our capital expenditures were $1.5 billion and $1.3 billion, respectively, with each accounting for approximately 20% of revenue. Excluding the impact of our Chilean 4G project, our capital expenditures as a percentage of revenue for the 2011 year-to-date period declines to 19%. Based upon the operating momentum in the business and the expected timing of expenditures associated with our Chilean 4G project, we would expect to incur higher capital expenditures as a percentage of revenue in Q4, as compared to Q3 2011.

In terms of our Free Cash Flow, we generated $33 million and $416 million for the three and nine months ended September 30, 2011, respectively. This compares to ($19) million and $234 million for the corresponding 2010 periods. Our Adjusted FCF increased by 36% to $61 million for the third quarter of 2011 and by 15% to $491 million for the 2011 year-to-date period, as compared to $45 million and $427 million for the three and nine months ended September 30, 2010, respectively. For both 2011 periods, the increase in Adjusted FCF resulted principally from higher OCF, and to a lesser extent, favorable year-over-year foreign currency movements. These factors were offset in part by increased interest and derivative costs and higher capital expenditures.

Leverage and Liquidity

At September 30, 2011, we had total debt12 of $22.4 billion and cash and cash equivalents of $1.4 billion. As compared to the second quarter, our reported debt and cash positions declined by $1.4 billion and $2.0 billion, respectively. The reduction was in large part due to the impact of foreign currency translation, as the U.S. dollar strengthened during the quarter, particularly against the euro. Other factors contributing to the decline in our debt and cash positions in Q3 included the repayment of €400 million ($575 million at the transaction date) in term loans under Telenet’s credit facility, a cash distribution by Telenet to its shareholders totaling €509 million ($733 million), of which €256 million ($368 million) went to LGI and €254 million ($365 million) went to third-party shareholders, the funding of the Aster transaction and continued stock repurchases.

In terms of our liquidity position at quarter-end, we had approximately $2.3 billion of consolidated liquidity, consisting of $1.4 billion in cash and cash equivalents and $1.0 billion in borrowing capacity, as represented by the maximum undrawn commitment under each of our credit facilities.13 Of our consolidated cash position, we held approximately $655 million at LGI and our non-operating subsidiaries and $722 million at our operating subsidiaries. These amounts do not include $1.4 billion in short-term restricted cash held in escrow in connection with the pending acquisition of KBW (the “KBW Escrowed Cash”).

With respect to our consolidated leverage ratios, we ended Q3 with gross and net debt (including the KBW Escrowed Cash) ratios14 of approximately 4.5x and 4.0x, respectively. After excluding the $1.2 billion loan that is backed by the shares we hold in Sumitomo Corporation, our gross and net debt ratios decline to 4.3x and 3.7x, respectively. Of our total debt at September 30, 2011, approximately 88% was due 2016 and beyond and our fully-swapped borrowing cost15 was approximately 7.8%.

About Liberty Global

Liberty Global is the leading international cable operator offering advanced video, voice and broadband internet services to connect its customers to the world of entertainment, communications and information. As of September 30, 2011, Liberty Global operated state-of-the-art networks serving 18 million customers across 14 countries principally located in Europe, Chile and Australia. Liberty Global’s operations also include significant programming businesses such as Chellomedia in Europe.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our expectations with respect to our 2011 outlook and future growth prospects, including our expectations for continued organic growth in subscribers, the penetration of our advanced services, our ARPU per customer, our fourth quarter capital expenditures measured as a percentage of revenue and our Adjusted Free Cash Flow; our expectations with respect to pending acquisitions and dispositions; our assessment of the strength of our balance sheet, our liquidity and access to capital markets, including our borrowing availability, potential uses of our excess capital, including for acquisitions and continued stock buybacks, our ability to continue to do opportunistic refinancings and debt maturity extensions and the adequacy of our currency and interest rate hedges; our expectations with respect to the timing and impact of our expanded roll-out of advanced products and services, including our next-generation home gateway device and new online video service; our insight and expectations regarding competitive and economic factors in our markets, the availability of accretive M&A opportunities and the impact of our M&A activity on our operations and financial performance and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of the Company's services and willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology, law and regulation, our ability to obtain regulatory approval and satisfy the conditions necessary to close acquisitions and dispositions, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control capital expenditures as measured by percentage of revenue, achieve assumed margins and control the phasing of our FCF, our ability to access cash of our subsidiaries and the impact of our future financial performance and market conditions generally, on the availability, terms and deployment of capital, fluctuations in currency exchange and interest rates, the continued creditworthiness of our counterparties, the ability of vendors and suppliers to timely meet delivery requirements, as well as other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission (“SEC”) including our most recently filed Forms 10-K/A and 10-Q. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information, please visit www.lgi.com or contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303.220.6693	Hanne Wolf	+1 303.220.6678
Molly Bruce	+1 303.220.4202	Bert Holtkamp	+31 20.778.9800

____________________

1
On January 28, 2010, our indirect subsidiary Unitymedia GmbH (formerly UPC Germany GmbH) acquired 100% of the entity (“Old Unitymedia”) that owned the second largest cable operator in Germany. On September 16, 2010, we merged Old Unitymedia with Unitymedia GmbH (“Unitymedia”) and Unitymedia became the surviving corporation. References to Unitymedia in this release refer to Unitymedia and its predecessors and subsidiaries unless otherwise indicated. In addition, we closed down Unitymedia's arena segment effective September 30, 2010 and disposed of our interest in Jupiter Telecommunications Co., Ltd (“J:COM”) on February 18, 2010. The results of operations, subscriber metrics and cash flows of Unitymedia's arena segment and J:COM have been classified as discontinued operations for all periods presented. Accordingly, the financial and statistical information presented herein includes only our continuing operations, unless otherwise indicated.

2
Please see page 20 for the definition of revenue generating units (“RGUs”). Organic figures exclude RGUs of acquired entities at the date of acquisition but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

3
For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2011, we have adjusted our historical revenue and OCF for the three and nine months ended September 30, 2010 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2010 and 2011 in the respective 2010 rebased amounts to the same extent that the revenue and OCF of such entities are included in our 2011 results, (ii) exclude the pre-disposition revenue and OCF of a small Australian mobile business that was sold in the second quarter of 2011 from our rebased amounts for the three and nine months ended September 30, 2010 to the same extent that the revenue and OCF of this entity is excluded from our results for the three and nine months ended September 30, 2011 and (iii) reflect the translation of our rebased amounts for the 2010 period at the applicable average exchange rates that were used to translate our 2011 results. In addition, our total rebased OCF growth rates, as well as the rebased OCF growth rates for Central and Eastern Europe and Total UPC Broadband Division, reflect the impact of rebasing 2010 results for a revenue-based tax that was imposed in Hungary during the fourth quarter of 2010 with retroactive effect to the beginning of 2010 (the “Hungarian Tax”). Please see page 10 for supplemental information.

4	Please see page 13 for our operating cash flow definition and the required reconciliation.

5
Free Cash Flow (“FCF”) is defined as net cash provided by our operating activities, plus (i) excess tax benefits related to the exercise of stock incentive awards and (ii) cash payments for direct acquisition costs, less cash payments for capital expenditures, with each item excluding any cash provided or used by our discontinued operations. We also present Adjusted FCF, which adjusts FCF to include Old Unitymedia's FCF for the pre-acquisition Q1 2010 period and to eliminate the costs associated with Old Unitymedia's pre-acquisition debt and U.S. cash tax payments resulting from the gain on the J:COM divestiture, which tax payments occurred in the second, third and fourth quarters of 2010. Consistent with how we have set our 2011 guidance target, we have also begun adding back the incremental FCF deficit associated with the VTR Wireless SA (“VTR Wireless”) mobile initiative to arrive at Adjusted FCF for the 2011 period. Please see page 15 for more information on FCF and Adjusted FCF and the required reconciliations.

6	The $1.0 billion target includes approximately $187 million of cash incentive payments associated with the exchange of LGI's 4.5% convertible senior notes due 2016.

7
References to Western Europe, include our operations in Germany, the Netherlands, Switzerland, Austria and Ireland, as well as in Belgium, unless the text otherwise notes and/or specifically references our Western Europe reporting segment, which would include the aforementioned countries, except for Belgium.

8	Digital penetration is calculated by dividing digital cable RGUs by the total of digital and analog cable RGUs.

9
ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship. The amounts are calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Unless otherwise indicated, the growth rate for ARPU per customer relationship for LGI and UPC Broadband is not adjusted for currency impacts.

10	OCF margin is calculated by dividing OCF by total revenue for the applicable period.

11	The Hungarian Tax represents a revenue-based tax that was imposed in Hungary during the fourth quarter of 2010, with retroactive effect to the beginning of 2010.

12	Total debt includes capital lease obligations.

13
The $1.0 billion amount reflects the aggregate unused borrowing capacity, as represented by the maximum undrawn commitments under our subsidiaries' applicable facilities without regard to covenant compliance calculations.

14
Our gross and net debt ratios are defined as total debt and net debt to annualized OCF of the latest quarter. Net debt is defined as total debt less cash and cash equivalents and the KBW Escrowed Cash.

15
Our fully-swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed rate indebtedness (excluding capital lease obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

Liberty Global, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30, 2011	December 31, 2010
	in millions
ASSETS
Current assets:
Cash and cash equivalents	$1,376.6	$3,847.5
Restricted cash	1,446.2	5.3
Trade receivables, net	718.1	922.3
Deferred income taxes	266.3	300.1
Other current assets	417.9	357.5
Total current assets	4,225.1	5,432.7

Restricted cash	27.5	40.6
Investments	994.4	1,073.6
Property and equipment, net	11,138.5	11,112.3
Goodwill	12,246.5	11,734.7
Intangible assets subject to amortization, net	2,139.7	2,095.5
Other assets, net	2,218.8	1,839.4

Total assets	$32,990.5	$33,328.8
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$527.9	$566.2
Deferred revenue and advance payments from subscribers and others	628.4	869.8
Current portion of debt and capital lease obligations	138.5	631.7
Derivative instruments	642.1	563.1
Accrued interest	294.4	221.2
Accrued programming	231.0	215.9
Other accrued and current liabilities	1,254.9	1,222.0
Total current liabilities	3,717.2	4,289.9

Long-term debt and capital lease obligations	22,225.5	21,830.9
Other long-term liabilities	3,562.2	3,750.3
Total liabilities	29,504.9	29,871.1

Commitments and contingencies

Equity:
Total LGI stockholders	3,370.6	3,044.6
Noncontrolling interests	115.0	413.1
Total equity	3,485.6	3,457.7

Total liabilities and equity	$32,990.5	$33,328.8

Liberty Global, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
	in millions, except per share amounts
Revenue	$2,607.9	$2,246.8	$7,658.8	$6,591.3

Operating costs and expenses:
Operating (other than depreciation and amortization) (including stock-based compensation)	935.6	802.1	2,787.2	2,429.0
Selling, general and administrative (including stock-based compensation)	474.2	390.8	1,402.3	1,215.2
Depreciation and amortization	658.1	580.7	1,926.3	1,760.2
Impairment, restructuring and other operating charges (gains), net	18.1	26.5	(87.3)	109.5
	2,086.0	1,800.1	6,028.5	5,513.9
Operating income	521.9	446.7	1,630.3	1,077.4

Non-operating income (expense):
Interest expense	(381.1)	(329.6)	(1,138.2)	(988.8)
Interest and dividend income	30.8	12.0	69.2	30.2
Realized and unrealized gains (losses) on derivative instruments, net	349.7	(610.9)	(112.3)	(974.6)
Foreign currency transaction gains (losses), net	(787.6)	726.1	(197.8)	(167.3)
Realized and unrealized gains (losses) due to changes in fair values of certain investments and debt, net	(63.4)	83.0	(205.9)	106.7
Losses on debt modification, extinguishment and conversion, net	(12.3)	(25.2)	(218.7)	(24.9)
Other expense, net	(0.9)	(1.4)	(6.7)	(3.2)
	(864.8)	(146.0)	(1,810.4)	(2,021.9)
Earnings (loss) from continuing operations before income taxes	(342.9)	300.7	(180.1)	(944.5)
Income tax benefit (expense)	(1.1)	16.9	(70.6)	(27.7)
Earnings (loss) from continuing operations	(344.0)	317.6	(250.7)	(972.2)

Discontinued operations: Earnings (loss) from discontinued operations, net of taxes	—	(1.9)	—	47.0
Gain on disposal of discontinued operations, net of taxes	—	—	—	1,372.6
	—	(1.9)	—	1,419.6
Net earnings (loss)	(344.0)	315.7	(250.7)	447.4
Net loss (earnings) attributable to noncontrolling interests	10.9	(37.2)	(87.0)	(116.7)
Net earnings (loss) attributable to LGI stockholders	$(333.1)	$278.5	$(337.7)	$330.7

Diluted earnings (loss) attributable to LGI stockholders per share:
Continuing operations	$(1.18)	$1.00	$(1.30)	$(4.06)
Discontinued operations	—	(0.01)	—	5.35
	$(1.18)	$0.99	$(1.30)	$1.29

Liberty Global, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine months ended September 30,
	2011	2010
	in millions
Cash flows from operating activities:
Net earnings (loss)	$(250.7)	$447.4
Earnings from discontinued operations	—	(1,419.6)
Loss from continuing operations	(250.7)	(972.2)

Adjustments to reconcile loss from continuing operations to net cash provided by operating activities	2,109.2	2,401.9
Net cash provided by operating activities of discontinued operations	—	161.9
Net cash provided by operating activities	1,858.5	1,591.6

Cash flows from investing activities:
Change in restricted cash	(1,507.9)	0.9
Capital expenditures	(1,493.1)	(1,297.3)
Cash paid in connection with acquisitions, net of cash acquired	(832.2)	(2,636.0)
Proceeds from sale of investments and other assets	158.8	5.2
Proceeds received upon disposition of discontinued operations, net of deconsolidated cash and disposal costs	—	3,163.8
Other investing activities, net	(31.6)	(9.4)
Net cash used by investing activities of discontinued operations	—	(88.4)
Net cash used by investing activities	(3,706.0)	(861.2)

Cash flows from financing activities:
Borrowings of debt	4,265.1	2,288.4
Repayments and repurchases of debt and capital lease obligations	(3,497.1)	(5,449.4)
Repurchase of LGI common stock	(790.2)	(804.9)
Distributions by subsidiaries to noncontrolling interest owners	(402.1)	(193.7)
Payment of financing costs, debt premiums and exchange offer consideration	(234.8)	(64.8)
Payment of net settled employee withholding taxes on stock incentive awards	(77.5)	(18.0)
Net cash paid related to derivative instruments	(33.8)	(119.5)
Excess tax benefits from stock-based compensation	33.3	48.9
Change in cash collateral	—	3,557.8
Other financing activities, net	39.6	43.8
Net cash used by financing activities of discontinued operations	—	(22.2)
Net cash used by financing activities	(697.5)	(733.6)

Effect of exchange rate changes on cash:
Continuing operations	74.1	(71.5)
Discontinued operations	—	13.3
Total	74.1	(58.2)

Net increase (decrease) in cash and cash equivalents:
Continuing operations	(2,470.9)	(126.0)
Discontinued operations	—	64.6
Net decrease in cash and cash equivalents	(2,470.9)	(61.4)

Cash and cash equivalents:
Beginning of period	3,847.5	3,269.6
End of period	$1,376.6	$3,208.2

Cash paid for interest:
Continuing operations	$990.9	$784.3
Discontinued operations	—	—
Total	$990.9	$784.3

Net cash paid for taxes:
Continuing operations	$34.6	$208.2
Discontinued operations	—	6.4
Total	$34.6	$214.6

Revenue and Operating Cash Flow

In the following tables, we present revenue and operating cash flow by reportable segment of our continuing operations for the three and nine months ended September 30, 2011, as compared to the corresponding prior year periods. All of the reportable segments derive their revenue primarily from broadband communications or DTH services, including video, broadband internet and telephony services. Most reportable segments also provide business-to-business services. At September 30, 2011, our operating segments in the UPC Broadband Division provided services in 10 European countries. Our Other Western Europe segment includes our broadband communications operating segments in Austria and Ireland. Our Central and Eastern Europe segment includes our broadband communications operating segments in the Czech Republic, Hungary, Poland, Romania and Slovakia. The UPC Broadband Division’s central and other category includes (i) the UPC DTH operating segment, (ii) costs associated with certain centralized functions, including billing systems, network operations, technology, marketing, facilities, finance and other administrative functions and (iii) intersegment eliminations within the UPC Broadband Division. Telenet provides broadband communications operations in Belgium and Austar provides DTH services in Australia. In Chile, the VTR Group includes VTR, which provides broadband communications services, and VTR Wireless, which is undertaking the launch of mobile products through a combination of its own wireless network and mobile virtual network operator arrangements. Our corporate and other category includes (i) less significant consolidated operating segments that provide (a) broadband communications services in Puerto Rico and (b) video programming and other services in Europe and Argentina and (ii) our corporate category. Intersegment eliminations primarily represent the elimination of intercompany transactions between our broadband communications and programming operations, primarily in Europe.
As further described in note 14 to the condensed consolidated financial statements included in our most recently filed Form 10-Q, segment information for all periods presented has been restated to reflect certain reporting changes and to present Unitymedia’s arena segment as a discontinued operation.
For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2011, we have adjusted our historical revenue and OCF for the three and nine months ended September 30, 2010 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2010 and 2011 in our rebased amounts for the three and nine months ended September 30, 2010 to the same extent that the revenue and OCF of such entities are included in our results for the three and nine months ended September 30, 2011, (ii) exclude the pre-disposition revenue and OCF of a small Australian mobile business that was sold in the second quarter of 2011 from our rebased amounts for the three and nine months ended September 30, 2010 to the same extent that the revenue and OCF of this entity is excluded from our results for the three and nine months ended September 30, 2011 and (iii) reflect the translation of our rebased amounts for the three and nine months ended September 30, 2010 at the applicable average foreign currency exchange rates that were used to translate our results for the three and nine months ended September 30, 2011. In addition, we have reduced our total OCF, as well as the OCF of Central and Eastern Europe and Total UPC Broadband Division, for the three and nine months ended September 30, 2010 to rebase for the Hungarian Tax that was imposed during the fourth quarter of 2010. The 2010 OCF reduction was computed as if the Hungarian Tax had been imposed at the beginning of 2010. As a result, our rebased OCF for the three and nine months ended September 30, 2010 includes a reduction for the Hungarian Tax of HUF 851 million ($4.4 million) for the three-month period and HUF 2,428 million ($12.6 million) for the nine-month period. This compares to a reduction to OCF that is included in our actual results for the three and nine months ended September 30, 2011 of HUF 880 million ($4.5 million) and HUF 2,462 million ($12.7 million), respectively. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the three and nine months ended September 30, 2010 include Aster and two small entities in Europe for the three-month period, and Unitymedia, Aster and four small entities in Europe for the nine-month period. We have reflected the revenue and OCF of these acquired entities in our 2010 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between GAAP and local generally accepted accounting principles, (ii) any significant effects of post-acquisition purchase accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of the SEC's Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the U.S. dollar change and percentage change from period to period and (iii) the percentage change from period to period on a rebased basis.

Revenue	Three months ended September 30,		Increase (decrease)		Increase (decrease)
	2011	2010	$	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
Germany	$362.7	$306.5	$56.2	18.3	8.3
The Netherlands	321.7	282.9	38.8	13.7	4.1
Switzerland	344.3	271.3	73.0	26.9	1.4
Other Western Europe	223.1	197.5	25.6	13.0	3.4
Total Western Europe	1,251.8	1,058.2	193.6	18.3	4.4
Central and Eastern Europe	283.1	242.1	41.0	16.9	1.6
Central and other	31.4	27.6	3.8	13.8	—
Total UPC Broadband Division	1,566.3	1,327.9	238.4	18.0	3.9

Telenet (Belgium)	488.8	425.7	63.1	14.8	5.1
VTR Group (Chile)	231.7	205.8	25.9	12.6	4.1
Austar (Australia)	189.1	162.8	26.3	16.2	1.1
Corporate and other	154.4	144.3	10.1	7.0	—
Intersegment eliminations	(22.4)	(19.7)	(2.7)	(13.7)	—

Total	$2,607.9	$2,246.8	$361.1	16.1	3.7

	Nine months ended September 30,		Increase (decrease)		Increase (decrease)
	2011	2010	$	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
Germany	$1,058.1	$817.2	$240.9	29.5	8.2
The Netherlands	959.6	852.7	106.9	12.5	5.3
Switzerland	970.9	782.1	188.8	24.1	2.1
Other Western Europe	667.4	606.4	61.0	10.1	3.0
Total Western Europe	3,656.0	3,058.4	597.6	19.5	4.8
Central and Eastern Europe	837.2	741.4	95.8	12.9	1.3
Central and other	93.0	79.9	13.1	16.4	—
Total UPC Broadband Division	4,586.2	3,879.7	706.5	18.2	4.2

Telenet (Belgium)	1,430.9	1,275.0	155.9	12.2	4.7
VTR Group (Chile)	674.4	579.1	95.3	16.5	6.2
Austar (Australia)	552.5	475.7	76.8	16.1	0.9
Corporate and other	481.1	442.8	38.3	8.6	—
Intersegment eliminations	(66.3)	(61.0)	(5.3)	(8.7)	—

Total	$7,658.8	$6,591.3	$1,067.5	16.2	4.1

Operating Cash Flow	Three months ended September 30,		Increase (decrease)		Increase (decrease)
	2011	2010	$	%	Rebased %[1]
	in millions, except % amounts
UPC Broadband Division:
Germany	$214.8	$183.1	$31.7	17.3	7.3
The Netherlands	195.3	166.6	28.7	17.2	7.2
Switzerland	198.8	156.2	42.6	27.3	1.7
Other Western Europe	107.4	92.7	14.7	15.9	6.1
Total Western Europe	716.3	598.6	117.7	19.7	5.5
Central and Eastern Europe	144.0	125.2	18.8	15.0	4.7
Central and other	(36.1)	(25.3)	(10.8)	(42.7)	—
Total UPC Broadband Division	824.2	698.5	125.7	18.0	4.5

Telenet (Belgium)	250.8	226.0	24.8	11.0	1.4
VTR Group (Chile)	89.2	88.8	0.4	0.5	(7.1)
Austar (Australia)	68.9	56.1	12.8	22.8	6.5
Corporate and other	(0.9)	9.6	(10.5)	N.M.	—

Total	$1,232.2	$1,079.0	$153.2	14.2	2.0

Total (excluding VTR Wireless)					2.5

	Nine months ended September 30,		Increase (decrease)		Increase (decrease)
	2011	2010	$	%	Rebased %[1]
	in millions, except % amounts
UPC Broadband Division:
Germany	$636.7	$471.8	$164.9	35.0	12.9
The Netherlands	570.0	494.5	75.5	15.3	7.8
Switzerland	547.6	431.7	115.9	26.8	4.3
Other Western Europe	313.4	276.4	37.0	13.4	6.2
Total Western Europe	2,067.7	1,674.4	393.3	23.5	8.1
Central and Eastern Europe	413.1	382.8	30.3	7.9	0.6
Central and other	(105.3)	(84.5)	(20.8)	(24.6)	—
Total UPC Broadband Division	2,375.5	1,972.7	402.8	20.4	6.4

Telenet (Belgium)	737.7	657.0	80.7	12.3	5.0
VTR Group (Chile)	260.5	238.8	21.7	9.1	(0.5)
Austar (Australia)	195.9	163.6	32.3	19.7	3.8
Corporate and other	9.1	6.8	2.3	33.8	—

Total	$3,578.7	$3,038.9	$539.8	17.8	5.4

Total (excluding VTR Wireless)					6.0
N.M – Not Meaningful

__________________________

1
In addition to rebasing for currency exchange rates and acquisitions, we have also rebased our OCF results for the Hungarian Tax that was imposed beginning in the fourth quarter of 2010. This impacts the line items of Central and Eastern Europe, Total UPC Broadband Division and Total. Please see page 10 for supplemental information.

Operating Cash Flow Definition and Reconciliation

Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance. Operating cash flow is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, operating cash flow is defined as revenue less operating and selling, general and administrative expenses (excluding stock-based compensation, depreciation and amortization, provisions for litigation, and impairment, restructuring and other operating charges or credits). Other operating charges or credits include (i) gains and losses on the disposition of long-lived assets, (ii) direct acquisition costs, such as third-party due diligence, legal and advisory costs, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to available GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our operating income is presented below.

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
	in millions
Total segment operating cash flow from continuing operations	$1,232.2	$1,079.0	$3,578.7	$3,038.9
Stock-based compensation expense	(34.1)	(25.1)	(109.4)	(91.8)
Depreciation and amortization	(658.1)	(580.7)	(1,926.3)	(1,760.2)
Impairment, restructuring and other operating gains (charges), net	(18.1)	(26.5)	87.3	(109.5)
Operating income	$521.9	$446.7	$1,630.3	$1,077.4

Summary of Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table2 details the U.S. dollar equivalent balances of our third-party consolidated debt, capital lease obligations and cash and cash equivalents at September 30, 2011:

		Capital	Debt and	Cash
		Lease	Capital Lease	and Cash
	Debt[3]	Obligations	Obligations	Equivalents
	in millions
LGI and its non-operating subsidiaries	$1,234.1	$—	$1,234.1	$654.9
UPC Holding (excluding VTR)	11,756.5	35.7	11,792.2	59.0
VTR Group	14.4	0.5	14.9	64.1
Unitymedia	3,595.0	661.3	4,256.3	19.4
Telenet	3,589.0	404.2	3,993.2	380.7
Austar	657.9	—	657.9	179.3
Chellomedia	252.5	—	252.5	9.7
Liberty Puerto Rico	162.9	—	162.9	7.5
Other operating subsidiaries	—	—	—	2.0
Total LGI	$21,262.3	$1,101.7	$22,364.0	$1,376.6

KBW Escrowed Cash				$1,426.8

Capital Expenditures

The following table highlights our capital expenditures per category for the indicated periods:

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
	in millions
Customer premises equipment	$192.0	$183.8	$598.6	$540.4
Scalable infrastructure	92.0	82.6	254.8	222.1
Line extensions	46.0	39.8	177.3	107.5
Upgrade/rebuild	71.0	80.3	224.7	214.5
Support capital	70.4	65.4	229.7	190.8
Other including Chellomedia	2.9	6.0	8.0	22.0
Total capital expenditures[4]	$474.3	$457.9	$1,493.1	$1,297.3

Capital expenditures as % of revenue[5]	18.2%	20.4%	19.5%	19.7%

_______________

2	Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.

3	Debt amounts for UPC Holding and Telenet include senior secured notes issued by special purpose entities that are consolidated by each.

4
During the three and nine months ended September 30, 2011, we recorded non-cash additions to our property and equipment of $33 and $59 million, respectively, as a result of vendor financing arrangements. These non-cash additions are not included in our cash flow statement, and accordingly, are excluded from the 2011 capital expenditure figures presented in the above table.

5
Of our capital expenditures for the three and nine months ended September 30, 2011, VTR Wireless accounted for $19 million and $38 million, respectively. Excluding VTR Wireless' capital expenditures, our capital expenditures would have been 17.4% and 19.0% of revenue for the three and nine months ended September 30, 2011, respectively.

Free Cash Flow and Adjusted Free Cash Flow Definition and Reconciliation

We define FCF as net cash provided by our operating activities, plus (i) excess tax benefits related to the exercise of stock incentive awards and (ii) cash payments for direct acquisition costs, less cash payments for capital expenditures, with each item excluding any cash provided or used by our discontinued operations. We also present Adjusted FCF which adjusts FCF to include Old Unitymedia’s FCF for the pre-acquisition Q1 2010 period and to eliminate certain material impacts associated with the Unitymedia acquisition and the divestiture of our J:COM interest in 2010, specifically the costs associated with Old Unitymedia’s pre-acquisition debt and U.S. cash tax payments resulting from the gain on the J:COM divestiture, which tax payments occurred in the second, third and fourth quarters of 2010. Consistent with how we have set our 2011 guidance target, we have also begun adding back the incremental FCF deficit associated with the VTR Wireless mobile initiative to arrive at Adjusted FCF for the 2011 period. FCF and Adjusted FCF are not GAAP measures of liquidity.

We believe that our presentation of FCF and Adjusted FCF provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. In addition, we believe that Adjusted FCF is meaningful because it provides investors with a better baseline for comparing our ongoing FCF and Adjusted FCF profile. FCF and Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view FCF and Adjusted FCF as supplements to, and not substitutes for, GAAP measures of liquidity included in our consolidated cash flow statements. The following table provides the reconciliation of our continuing operations’ net cash provided by operating activities to FCF and FCF to Adjusted FCF for the indicated periods:

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
	in millions
Net cash provided by operating activities of continuing operations	$489.0	$423.5	$1,858.5	$1,429.7
Excess tax benefits from stock-based compensation[6]	10.2	14.5	33.3	48.9
Direct acquisition costs[7]	7.6	1.0	17.0	52.8
Capital expenditures	(474.3)	(457.9)	(1,493.1)	(1,297.3)
FCF	$32.5	$(18.9)	$415.7	$234.1

FCF	$32.5	$(18.9)	$415.7	$234.1
Old Unitymedia’s FCF adjustment for pre-acquisition Q1 2010 period[8]	—	—	—	(42.0)
Post-acquisition payments associated with Old Unitymedia’s capital structure[9]	—	6.9	12.9	51.7
FCF deficit of VTR Wireless	28.7	—	62.4	—
Tax payments on J:COM disposal	—	57.1	—	183.1
Adjusted FCF	$61.2	$45.1	$491.0	$426.9

______________________

6
Excess tax benefits from stock-based compensation represent the excess of tax deductions over the related financial reporting stock-based compensation expense. The hypothetical cash flows associated with these excess tax benefits are reported as an increase to cash flows from financing activities and a corresponding decrease in cash flows from operating activities in our condensed consolidated cash flow statement.

7	Represents costs paid during the period to third parties directly related to acquisitions.

8	Represents the estimated FCF of Old Unitymedia (exclusive of interest and derivative payments associated with Old Unitymedia's pre-acquisition debt) during the pre-acquisition Q1 2010 period.

9
Represents interest and derivative payments on Old Unitymedia's pre-acquisition debt during the post-acquisition period. These latter payments were reflected as a reduction of cash provided by operations in our condensed consolidated cash flow statement. Old Unitymedia's pre-acquisition debt was repaid on March 2, 2010 with part of the proceeds of the debt incurred for the Unitymedia acquisition. Payments on one of Old Unitymedia's legacy derivative instruments extended through Q2 2011.

Customer Breakdown and Bundling

The following table provides information on the geography of our customer base and highlights our customer bundling metrics at September 30, 2011, June 30, 2011, and September 30, 2010:

	September 30, 2011	June 30, 2011	September 30, 2010	Q3’11 / Q2’11 (% Change)	Q3’11 / Q3’10 (% Change)
Total Customers
UPC Broadband	13,743,000	13,359,900	13,422,500	2.9%	2.4%
Telenet	2,214,100	2,233,900	2,288,200	(0.9%)	(3.2%)
VTR	1,099,600	1,089,800	1,068,800	0.9%	2.9%
Other	887,400	886,100	883,000	0.1%	0.5%
LGI Consolidated	17,944,100	17,569,700	17,662,500	2.1%	1.6%

Total Single-Play Customers	10,883,300	10,857,000	11,459,100	0.2%	(5.0%)
Total Double-Play Customers	2,781,500	2,658,400	2,615,100	4.6%	6.4%
Total Triple-Play Customers	4,279,300	4,054,300	3,588,300	5.5%	19.3%

% Double-Play Customers
UPC Broadband	13.9%	13.4%	13.1%	3.7%	6.1%
Telenet	27.6%	27.2%	26.1%	1.5%	5.7%
VTR	21.5%	21.7%	22.4%	(0.9%)	(4.0%)
LGI Consolidated	15.5%	15.1%	14.8%	2.6%	4.7%

% Triple-Play Customers
UPC Broadband	21.7%	20.9%	18.0%	3.8%	20.6%
Telenet	34.7%	33.6%	30.5%	3.3%	13.8%
VTR	44.9%	44.3%	41.8%	1.4%	7.4%
LGI Consolidated	23.8%	23.1%	20.3%	3.0%	17.2%

RGUs per Customer Relationship
UPC Broadband	1.57	1.55	1.49	1.3%	5.4%
Telenet	1.97	1.94	1.87	1.5%	5.3%
VTR	2.11	2.10	2.06	0.5%	2.4%
LGI Consolidated	1.63	1.61	1.55	1.2%	5.2%

ARPU per Customer Relationship Table

The following table provides ARPU per customer relationship10 for the indicated periods:

	Three months ended September 30,			FX Neutral
	2011	2010	% Change	% Change[11]
UPC Broadband	€24.16	€22.37	8.0%	5.0%
Telenet	€43.02	€39.87	7.9%	7.9%
VTR	CLP 30,246	CLP 29,845	1.3%	1.3%
Austar	AUD 73.53	AUD 72.89	0.9%	0.9%
LGI Consolidated	$41.46	$35.48	16.9%	4.8%
____________________

10
ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship for UPC Broadband and LGI Consolidated are not adjusted for currency impacts.

11	FX neutral percentage change represents the percentage change on a year-over-year basis adjusted for FX impacts. Average FX rates for the applicable 2011 period are applied to the 2010 results.

Fixed Income Overview

The following tables provide preliminary financial information for UPC Holding B.V. (“UPC Holding”) and Chellomedia Programming Financing HoldCo B.V. (“Chellomedia Programming”) and are subject to completion of the respective financial statements and to finalization of the respective compliance certificates for the third quarter of 2011. Chellomedia Programming is a component of our Chellomedia business, which generated revenue of approximately €84 million in Q3 2011.

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
UPC Holding:	in millions
Revenue	€1,017.9	€949.1	€2,988.9	€2,767.7
OCF	€503.5	€467.7	€1,440.4	€1,322.9

Chellomedia Programming:
Revenue	€75.7	€77.2	€240.8	€231.2
OCF	€14.6	€19.2	€47.9	€49.1

	Debt, Cash and Leverage at September 30, 2011[12]
	Total Debt[13]	Cash	Sr. Leverage	Total Leverage
	in millions
UPC Holding	€8,768.4	€79.1	3.83x	4.64x
Chellomedia Programming	€187.8	€6.9	2.80x	2.80x

Operating Cash Flow Definition and Reconciliations

Operating cash flow is not a GAAP measure. For additional discussion of OCF, please see page 13. The following tables provide the reconciliations of OCF to operating income:

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
UPC Holding	in millions
Total segment operating cash flow	€503.5	€467.7	€1,440.4	€1,322.9
Stock-based compensation expense	(3.3)	(4.1)	(9.9)	(14.6)
Related-party fees and allocations, net	5.7	(1.0)	0.9	(9.1)
Depreciation and amortization	(243.2)	(247.3)	(722.9)	(738.0)
Impairment, restructuring and other operating charges, net	(10.7)	(4.2)	(14.3)	(10.0)
Operating income	€252.0	€211.1	€694.2	€551.2
Chellomedia Programming
Total segment operating cash flow	€14.6	€19.2	€47.9	€49.1
Stock-based compensation expense	(0.4)	(0.3)	(1.0)	(0.8)
Related-party management fees	(1.8)	(2.6)	(6.9)	(7.9)
Depreciation and amortization	(6.0)	(5.8)	(18.1)	(17.8)
Impairment, restructuring and other operating charges	(0.2)	(1.5)	(0.2)	(23.1)
Operating income	€6.2	€9.0	€21.7	€(0.5)
_____________

12
In the covenant calculations for UPC Holding, we utilize debt figures which take into account currency swaps calculated at the weighted average FX rates across the period. Reported OCF and debt may differ from what is used in the calculation of the respective covenants. The ratios for each of the two entities are based on September 30, 2011 results, and are subject to completion of our third quarter bank reporting requirements. The ratios for each entity are defined and calculated in accordance with the applicable credit agreement. As defined and calculated in accordance with the UPC Broadband Holding Bank Facility, senior leverage refers to Senior Debt to Annualized EBITDA (last two quarters annualized) and total leverage refers to Total Debt to Annualized EBITDA (last two quarters annualized) for UPC Holding. For Chellomedia Programming, senior leverage refers to Senior Net Debt to Annualized EBITDA (last two quarters annualized) and total leverage refers to Total Net Debt to Annualized EBITDA (last two quarters annualized).

13	Total debt includes capital lease obligations. Debt for UPC Holding and Chellomedia Programming reflect third-party debt only.

	Consolidated Operating Data – September 30, 2011
					Video					Internet		Telephony
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)

UPC Broadband Division:
Germany	8,706,400	8,254,200	4,557,100	6,387,100	2,772,800	1,688,700	—	—	4,461,500	8,254,200	964,200	8,254,200	961,400
The Netherlands(13)	2,792,000	2,740,400	1,839,200	3,551,900	863,500	973,600	—	—	1,837,100	2,751,200	908,800	2,749,800	806,000
Switzerland(13)	2,077,500	1,761,300	1,550,100	2,401,500	982,100	534,500	—	—	1,516,600	2,212,800	535,400	2,212,600	349,500
Austria	1,177,000	1,177,000	681,300	1,292,600	223,700	288,300	—	—	512,000	1,177,000	438,900	1,177,000	341,700
Ireland	869,100	700,600	531,000	858,500	88,000	328,100	—	57,200	473,300	700,600	241,400	663,200	143,800
Total Western Europe	15,622,000	14,633,500	9,158,700	14,491,600	4,930,100	3,813,200	—	57,200	8,800,500	15,095,800	3,088,700	15,056,800	2,602,400
Hungary	1,413,000	1,398,400	957,400	1,551,300	331,700	287,500	207,200	—	826,400	1,398,400	423,900	1,400,900	301,000
Romania	2,071,400	1,647,100	1,122,200	1,555,800	538,100	328,600	255,500	—	1,122,200	1,647,100	266,400	1,585,300	167,200
Poland	2,608,300	2,455,300	1,493,900	2,445,700	774,800	584,600	—	—	1,359,400	2,455,300	750,200	2,442,900	336,100
Czech Republic	1,332,000	1,223,700	736,500	1,193,700	87,100	414,700	79,600	—	581,400	1,223,700	423,300	1,220,900	189,000
Slovakia	484,900	453,900	274,300	383,800	111,300	102,500	43,900	900	258,600	419,100	82,100	416,200	43,100
Total Central & Eastern Europe	7,909,600	7,178,400	4,584,300	7,130,300	1,843,000	1,717,900	586,200	900	4,148,000	7,143,600	1,945,900	7,066,200	1,036,400
Total UPC Broadband Division	23,531,600	21,811,900	13,743,000	21,621,900	6,773,100	5,531,100	586,200	58,100	12,948,500	22,239,400	5,034,600	22,123,000	3,638,800

Telenet (Belgium)	2,837,600	2,837,600	2,214,100	4,360,200	853,300	1,360,800	—	—	2,214,100	2,837,600	1,282,100	2,837,600	864,000

The Americas:
VTR (Chile)	2,741,900	2,107,600	1,099,600	2,322,100	230,400	689,500	—	—	919,900	2,107,600	760,300	2,097,500	641,900
Puerto Rico	353,000	353,000	121,800	214,200	—	79,900	—	—	79,900	353,000	85,300	353,000	49,000
Total The Americas	3,094,900	2,460,600	1,221,400	2,536,300	230,400	769,400	—	—	999,800	2,460,600	845,600	2,450,500	690,900

Austar (Australia)	2,555,800	—	765,600	765,600	—	—	765,600	—	765,600	30,400	—	—	—

Grand Total	32,019,900	27,110,100	17,944,100	29,284,000	7,856,800	7,661,300	1,351,800	58,100	16,928,000	27,568,000	7,162,300	27,411,100	5,193,700

19	Subscriber Variance Table – September 30, 2011 vs. June 30, 2011
					Video					Internet		Telephony
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)

UPC Broadband Division:
Germany	4,200	12,400	4,300	131,400	(62,500)	55,400	—	—	(7,100)	12,400	69,600	12,400	68,900
The Netherlands	5,600	40,200	(17,800)	37,700	(47,600)	29,600	—	—	(18,000)	39,900	27,300	40,300	28,400
Switzerland	2,900	5,400	3,200	24,900	(20,700)	24,900	—	—	4,200	25,400	10,200	25,200	10,500
Austria	3,100	3,100	(10,200)	(8,800)	(11,500)	4,900	—	—	(6,600)	3,100	(3,900)	3,100	1,700
Ireland	(3,800)	13,100	(100)	31,700	(7,800)	3,000	—	(2,700)	(7,500)	13,100	16,600	20,600	22,600
Total Western Europe	12,000	74,200	(20,600)	216,900	(150,100)	117,800	—	(2,700)	(35,000)	93,900	119,800	101,600	132,100
Hungary	26,900	25,400	9,100	27,500	(7,000)	6,700	6,800	—	6,500	25,400	12,000	35,000	9,000
Romania	800	2,500	(2,000)	13,700	(29,500)	13,900	13,500	—	(2,100)	2,500	8,400	2,600	7,400
Poland	555,400	508,500	404,700	646,300	201,300	146,800	—	—	348,100	508,500	207,200	496,200	91,000
Czech Republic	2,800	3,000	(10,100)	(12,600)	(4,500)	(5,100)	400	—	(9,200)	3,000	(1,100)	2,900	(2,300)
Slovakia	(11,500)	3,900	2,000	8,600	(5,400)	5,200	1,600	(1,300)	100	4,700	4,400	1,800	4,100
Total Central & Eastern Europe	574,400	543,300	403,700	683,500	154,900	167,500	22,300	(1,300)	343,400	544,100	230,900	538,500	109,200
Total UPC Broadband Division	586,400	617,500	383,100	900,400	4,800	285,300	22,300	(4,000)	308,400	638,000	350,700	640,100	241,300

Telenet (Belgium)	6,300	6,300	(19,800)	15,300	(61,600)	41,800	—	—	(19,800)	6,300	18,400	6,300	16,700

The Americas:
VTR (Chile)	30,200	31,500	9,800	30,300	(16,000)	21,500	—	—	5,500	31,500	17,600	31,500	7,200
Puerto Rico	400	400	—	(700)	—	(700)	—	—	(700)	400	800	400	(800)
Total The Americas	30,600	31,900	9,800	29,600	(16,000)	20,800	—	—	4,800	31,900	18,400	31,900	6,400

Austar (Australia)	6,300	—	1,300	1,300	—	—	1,300	—	1,300	—	—	—	—

Grand Total	629,600	655,700	374,400	946,600	(72,800)	347,900	23,600	(4,000)	294,700	676,200	387,500	678,300	264,400

ORGANIC GROWTH SUMMARY:
UPC Broadband Division (excluding Germany)	19,900	84,300	(29,600)	149,700	(171,600)	116,300	22,300	(4,000)	(37,000)	104,800	85,800	121,500	100,900
Germany	4,200	15,400	4,300	131,400	(62,500)	55,400	—	—	(7,100)	15,400	69,600	15,400	68,900
Total UPC Broadband Division	24,100	99,700	(25,300)	281,100	(234,100)	171,700	22,300	(4,000)	(44,100)	120,200	155,400	136,900	169,800
Telenet (Belgium)	6,300	6,300	(19,800)	15,300	(61,600)	41,800	—	—	(19,800)	6,300	18,400	6,300	16,700
The Americas	30,600	31,900	9,800	29,600	(16,000)	20,800	—	—	4,800	31,900	18,400	31,900	6,400
Austar (Australia)	6,300	—	1,300	1,300	—	—	1,300	—	1,300	—	—	—	—
Total Organic Change	67,300	137,900	(34,000)	327,300	(311,700)	234,300	23,600	(4,000)	(57,800)	158,400	192,200	175,100	192,900

ADJUSTMENTS:
Q3 2011 Poland acquisition - Aster	548,500	495,300	405,500	616,000	236,000	113,600	—	—	349,600	495,300	194,900	483,000	71,500
Q3 2011 Slovakia acquisition	2,900	2,900	2,900	3,300	2,900	—	—	—	2,900	2,900	400	—	—
Q3 2011 Slovakia adjustment	(13,400)	—	—	—	—	—	—	—	—	—	—	—	—
Q3 2011 Hungary adjustments	24,300	22,600	—	—	—	—	—	—	—	22,600	—	23,200	—
Q3 2011 Germany adjustment	—	(3,000)	—	—	—	—	—	—	—	(3,000)	—	(3,000)	—
Net Adjustments	562,300	517,800	408,400	619,300	238,900	113,600	—	—	352,500	517,800	195,300	503,200	71,500

Total Net Adds (Reductions)	629,600	655,700	374,400	946,600	(72,800)	347,900	23,600	(4,000)	294,700	676,200	387,500	678,300	264,400

Footnotes for Operating Data and Subscriber Variance Tables

(1)
Homes Passed are homes or residential multiple dwelling units that can be connected to our networks without materially extending the distribution plant, except for direct-to-home (“DTH”) and Multi-channel Multipoint (“microwave”) Distribution System (“MMDS”) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. With the exception of Austar, we do not count homes passed for DTH. With respect to Austar, we count all homes in the areas that Austar is authorized to serve as Homes Passed. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used in Switzerland and the Netherlands (see note 13) or the unbundled loop and shared access network used by one of our Austrian subsidiaries, UPC Austria GmbH (“Austria GmbH”), we do not report homes passed for Cablecom’s and the Netherlands’ partner networks or the unbundled loop and shared access network used by Austria GmbH.

(2)
Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video and internet services and, in most cases, telephony services. Due to the fact that we do not own the partner networks used in Switzerland and the Netherlands or the unbundled loop and shared access network used by Austria GmbH, we do not report two-way homes passed for Cablecom’s or the Netherlands’ partner networks or the unbundled loop and shared access network used by Austria GmbH.

(3)
Customer Relationships are the number of customers who receive at least one of our video, internet or voice services that we count as Revenue Generating Units (“RGUs”), without regard to which, or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables below. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships. For Belgium, Customer Relationships only include customers who subscribe to an analog or digital cable service due to billing system limitations.

(4)
Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs.

(5)
Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. In Europe, we have approximately 459,100 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels.

(6)
Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. Individuals who receive digital cable service through a purchased digital set-top box or through a “digicard”, but do not pay a monthly digital service fee are counted as Digital Cable Subscribers to the extent that such individuals are subscribing to our analog cable service. At September 30, 2011, we included 52,600 of these subscribers in the Digital Cable Subscribers reported for Cablecom. In the case of Cablecom, we estimate the number of such subscribers using publicly available data. A “digicard” is a small device that allows customers with a common interface plus (“CI+”) enabled television set who subscribe to, or otherwise have purchased access to, our digital cable services, to view such services without a digital set-top box. Subscribers to digital cable services provided by Cablecom over partner networks receive analog cable services from the partner networks as opposed to Cablecom.

(7)
DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite. Austar’s DTH RGUs include 149,500 commercial RGUs that are calculated on an EBU basis.

(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via MMDS.

(9)
Internet Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of broadband internet services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Internet Homes Serviceable those homes served either over an unbundled loop or over a shared access network.

(10)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers in Austria include 71,700 residential digital subscriber line (“DSL”) subscribers of Austria GmbH that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. Unitymedia offers a 128Kbps wholesale internet service to housing associations on a bulk basis. Our Internet Subscribers in Germany include 5,900 subscribers within such housing associations who have requested and received a modem that enables the receipt of Unitymedia’s 128Kbps wholesale internet service.

(11)
Telephony Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of telephony services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Telephony Homes Serviceable those homes served over an unbundled loop rather than our network.

(12)
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers in Austria include 53,900 residential subscribers of Austria GmbH that are not serviced over our networks.

(13)
Pursuant to service agreements, Cablecom and, to a much lesser extent, the Netherlands offer digital cable, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by the applicable service agreements. Internet and Telephony Homes Serviceable with respect to partner networks have been estimated by Cablecom. These estimates may change in future periods as more accurate information becomes available. At September 30, 2011, Cablecom’s partner networks account for 107,200 Customer Relationships, 180,300 RGUs, 74,600 Digital Cable Subscribers, 451,500 Internet Homes Serviceable, 451,300 Telephony Homes Serviceable, 62,400 Internet Subscribers, and 43,300 Telephony Subscribers. In addition, partner networks account for 490,400 of Cablecom’s digital cable homes serviceable, that are not included in Homes Passed or Two-way Homes Passed in our September 30, 2011 subscriber table.

Additional General Notes to Tables:
Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels and hospitals, in Chile and Puerto Rico and certain commercial establishments in (i) Europe (with the exception of Germany and Belgium, where we do not count any RGUs on an EBU basis) and (ii) Australia. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates. On a business-to-business (“B2B”) basis, certain of our subsidiaries provide voice, broadband internet, data and other services to businesses, primarily in Switzerland, Belgium, the Netherlands, Austria, Hungary, Ireland and Romania. We generally do not count customers of B2B services as subscribers, customers or RGUs. In this regard, the RGUs presented in our September 30, 2011 subscriber table exclude 122,200 small office and home office (“SOHO”) subscribers to B2B internet (63,600), telephony (41,300) and digital cable (17,300) services provided by our UPC Broadband Division. In Germany, homes passed reflect the footprint, and two-way homes passed and internet and telephony homes serviceable reflect the technological capability, of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis. Telenet leases a portion of its network under a long-term capital lease arrangement. These tables include operating statistics for Telenet’s owned and leased networks.
While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.
Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.